PRESS RELEASE

For Release:	July 28, 2011
Nasdaq:	MFNC
Contact:	Investor Relations at (888) 343-8147
Website:	www.bankmbank.com
MACKINAC FINANCIAL CORPORATION
REPORTS SECOND QUARTER AND SIX MONTHS 2011 RESULTS
(Manistique, Michigan) — Mackinac Financial Corporation (Nasdaq: MFNC), the bank holding company for mBank (the “Bank”) today announced second quarter 2011 income of $.603 million or $.18 per share compared to net loss of $2.488 million, or $.73 per share for the second quarter of 2010. Net income for the first six months of 2011 totaled $.859 million, or $.25 per share, compared to $1.038 million, or $.30 per share, for the same period in 2010. The Corporation’s primary asset, mBank, recorded net income of $.911 million for the second quarter of 2011 and $1.439 million for the six months period in 2011. The second quarter results include a provision for loan losses of $.600 million and $.035 million of gains on OREO properties. Operating results for the same period in 2010 include a $2.800 million provision, the $1.845 million of OREO losses.
Total shareholders’ equity at June 30, 2011 totaled $54.784 million, compared to $56.231 million on June 30, 2010, a decrease of $1.447 million, or 2.57%. Book value of common shareholders’ equity was $12.86 per share at June 30, 2011 compared to $13.34 per share at June 30, 2010.
Weighted average shares outstanding totaled 3,419,736 for all periods. The common stock warrants outstanding of 379,310 shares were slightly dilutive, at approximately $.01 per share, for the 2011 second quarter, as the market value of our stock moved above the $4.35 strike price.
Some highlights for the second quarter and six month period included:
•	SBA/USDA loan sale premium income of $1.186 million year to date, exceeded all of 2010 totals, with a solid pipeline of new loans for sale entering into the third and fourth quarters. We continue to see good premiums in the 7% to 8% range on these transactions. This line of business has become a core competency and revenue driver to the company. mBank was ranked 10th in terms of the number of SBA 7A loans (21) and 9th in terms of the dollar volume ($12.3M) in the July 18, 2011 issue of Crains Magazine for the SBA period Oct 1, 2010 through March 31, 2011. This comparison is to all other banks in the state, some of who are much larger in size.

•	Improved net interest margin at 3.79% for the second quarter and 3.85% for the six month period of 2011.

•	Core deposit growth of $39.344 million primarily in transactional accounts, accounting for $22.106 million of this growth for the first six months of 2011, which improved our funding mix.

•	ORE gains of $.035 million for the second quarter and losses of $.432 million for the six month period of 2011, compared to $1.845 million in losses in the second quarter of 2010 and YTD 2010 losses of $1.993 million.

•	In the second quarter and six month period of 2011, the Corporation recorded a provision for loan losses of $.600 million as compared to the $2.800 million and $3.700 million provision recorded in the second quarter and six month period of 2010.

•	Nonperforming assets at the end of the second quarter of 2011 totaled $14.247 million or a manageable 2.88% of total assets, a reduction of $1.878 million from 2010 year end balances. Non-accrual loans reside at a stable 1.93% of total loans.
Loans and Non-performing Assets
Total loans at June 30, 2011 were $394.812 million, a 2.59% increase from the $384.839 million at June 30, 2010 and up $11.726 million from year-end 2010 total loans of $383.086 million. Commenting on loan growth, Kelly W. George President and CEO of mBank stated, “Loan growth in the second quarter picked up dramatically with overall production of $56.1 million. Loans outstanding increased by $20.2 million in the 2011 second quarter despite SBA loan sales of $12.4 million along with normal amortization and principal runoff of approximately $28.2 million. “Our current loan pipeline is good with a nice balance of SBA/USDA transactions along with more conventional financings in both the consumer and commercial segments of the business. The SBA government guaranteed funding programs continue to be a source of capital for many companies to expand their operations in the form of new equipment or buildings, to provide more jobs or in some ways to provide better structure to their overall debt picture. Our strongest region continues to be the Upper Peninsula with overall new loan production for the first half of the year residing at $73 million bank-wide, with the UP contributing $37.5 million, the Northern Lower Peninsula $26.5 million, and Southeast Michigan, $8.8 million.”
The decrease in nonperforming assets in the second quarter is the result of continued diligence and aggressive remediation of problem borrowers and/or properties, and related workout programs in some circumstances where client loans have the propensity, based on improving financial and payment trends, to become earning assets once again for the bank. The added provision for this quarter was primarily the result of an older non-performing commercial loan relationship that has been going through the stages of legal and collections for over a year now. George, commenting on credit quality, stated: “We continue to aggressively market our OREO properties and believe our aggressive write-downs reflect current market values, and will result in further sales later this year. We remain highly focused on overall asset quality metrics given the still challenging overall Michigan economy but believe that the market is stabilizing. We are encouraged by our Texas Ratio of 23.38% for the quarter, which is among the lowest of the 15 largest public banks headquartered in Michigan”
Margin Analysis
Net interest margin in the second quarter of 2011 increased to $4.178 million, 3.79%, compared to $4.023 million, or 3.56%, in the second quarter of 2010 and the net interest margin in the first six months of 2011 increased to $8.319 million, 3.85%, compared to $8.045 million, or 3.53%, in the first six months of 2010. The interest margin increase was largely due to decreased funding costs. George stated, “We are disciplined in our deposit and loan pricing structures in order to minimize interest rate risk while maintaining and looking to grow current margins. We expect our margin to improve as we progress through the year with increased funding of new loans through lower cost transactional accounts and further repayment of longer- term maturing brokered deposits.” On hand liquidity remains strong with over $25M of fed funds/cash and $28M of unpledged investments available to service depositor needs and fund new asset growth.
Deposits
Total deposits of $399.667 million at June 30, 2011 were down 1.51% from deposits of $405.784 million on June 30, 2010 due to decreased levels of brokered deposits, which declined from $111.106 million on June 30, 2010, to $46.607 million on June 30, 2011. Total deposits on June 30, 2011 deposits were up $12.888 million from year-end 2010 deposits of $386.779 million. The overall increase in deposits for the first six months of 2011 is comprised of a decrease in noncore deposits of $26.456 million which was offset with increased core deposits of $39.344 million. George, commenting on the increased core deposits, stated, “In the first half of 2011, we continued to grow core deposits at a steady rate. Our dependency on brokered deposits, which stood at 42% of total deposits at 2009 year-end, has decreased to 12% of deposits on June 30, 2011. We are extremely pleased with our deposit mix and we will continue to monitor all of our products and pricing to remain competitive and in order to maintain interest margins and preserve franchise value associated with core deposits.”
Noninterest Income/Expense
Noninterest income, at $1.348 million in the second quarter of 2011, increased $.755 million from the second quarter 2010 level of $.593 million with the largest driver of this income being increased gains from the sale of SBA/USDA loans, which totaled $.950 million in the second quarter and $1.186 million for the six month period. Noninterest income, at $1.925 million in the first six months of 2011, increased $.525 million from the first six months of 2010 level of $1.400 million. Noninterest income in the first six months of 2010 also includes $.215 million of security gains which the Corporation does not consider recurring or a true core earnings provider on a year to year basis.
Noninterest expense, at $3.729 million in the second quarter of 2011, decreased $1.601 million, or 30.04% from the second quarter of 2010. Noninterest expense, at $7.788 million in the first six months of 2011, decreased $1.170 million, or 13.06% from the first six months of 2010 due primarily to lower losses and write-downs of ORE properties, which declined from $1.993 million of write-downs in 2010 to $.432 million in 2011. Our operating expenses in 2011 remain somewhat elevated due to the added cost of aggressive nonperforming asset remediation, along with an increase in FDIC insurance premiums of $.034 million. The Corporation continues to look for ways to control costs and remains below peer levels in terms of salary and benefits as a percentage of total assets residing at 1.47%.
Assets and Capital
Total assets of the Corporation at June 30, 2011 were $492.373 million, down 1.68% from the $500.774 million reported at June 30, 2010 and up 2.86% from the $478.696 million of total assets at year-end 2010. Common Shareholders’ equity at June 30, 2011 totaled $43.973 million, or $12.86 per share, compared to $45.621 million, or $13.34 per share on June 30, 2010. The Corporation and the Bank are both “well-capitalized” with Tier 1 Capital at the Corporation of 9.50% and 8.51% at the Bank.
Paul D. Tobias, Chairman and Chief Executive Officer, concluded, “We are pleased with our operating results thus far in 2011 as we come out of the financial turmoil that has centered around Michigan for the last several years. We continue to build a strong balance sheet with a balanced portfolio of loans funded with in-market core deposits which translates into increased franchise value. We believe we have weathered the financial crisis and look forward to prudently expanding our franchise in the near term.”
Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $490 million and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 11 branch locations; seven in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan. The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.
Forward-Looking Statements
This release contains certain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

	For The Period Ended
	June 30,	December 31,	June 30,
	2011	2010	2010
(Dollars in thousands, except per share data)	(Unaudited)		(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$492,373	$478,696	$500,774
Loans	394,812	383,086	384,839
Investment securities	38,613	33,860	34,942
Deposits	399,667	386,779	405,784
Borrowings	36,069	36,069	36,140
Common shareholders’ equity	43,973	43,176	45,621
Total shareholders’ equity	54,784	53,882	56,231

Selected Statements of Income Data (six months and year ended):
Net interest income	$8,319	$16,385	$8,045
Income (Loss) before taxes and preferred dividend	1,856	(3,918)	(3,214)
Net income	859	(1,160)	1,038
Income per common share — Basic	.25	(.34)	.30
Income per common share — Diluted	.25	(.34)	.30
Weighted average shares outstanding	3,419,736	3,419,736	3,419,736

Three Months Ended:
Net interest income	$4,178	$4,276	$4,023
Income (Loss) before taxes and preferred dividend	1,197	(814)	(3,514)
Net income (Loss)	603	(2,092)	(2,488)
Income (Loss) per common share — Basic	.18	(.61)	(.73)
Income (Loss) per common share — Diluted	.17	(.61)	(.73)

Selected Financial Ratios and Other Data (six months and year ended):
Performance Ratios:
Net interest margin	3.85%	3.66%	3.53%
Efficiency ratio	71.47	72.57	77.08
Return on average assets	.36	(.23)	.41
Return on average common equity	4.00	(2.64)	4.56
Return on average total equity	3.21	(2.06)	3.70

Average total assets	$486,714	$502,993	$505,703
Average common shareholders’ equity	$43,255	$43,981	$45,951
Average total shareholders’ equity	$54,005	$56,171	$56,506
Average loans to average deposits ratio	96.19%	94.36%	93.59%

Common Share Data (at end of period):
Market price per common share	$6.00	$4.58	$6.50
Book value per common share	$12.86	$12.63	$13.34
Common shares outstanding	3,419,736	3,419,736	3,419,736

Other Data (at end of period):
Allowance for loan losses	$6,155	$6,613	$6,371
Non-performing assets	$14,247	$16,125	$16,719
Allowance for loan losses to total loans	1.56%	1.73%	1.66%
Non-performing assets to total assets	2.89%	3.37%	3.34%
Texas Ratio*	23.38%	26.66%	26.71%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,	June 30,
	2011	2010	2010
(Dollars in thousands)	(Unaudited)		(Unaudited)
ASSETS

Cash and due from banks	$22,294	$22,719	$39,165
Federal funds sold	12,000	12,000	12,000

Cash and cash equivalents	34,294	34,719	51,165

Interest-bearing deposits in other financial institutions	10	713	678
Securities available for sale	38,613	33,860	34,942
Federal Home Loan Bank stock	3,060	3,423	3,794

Loans:
Commercial	305,752	297,047	302,228
Mortgage	83,194	80,756	78,428
Installment	5,866	5,283	4,183

Total Loans	394,812	383,086	384,839
Allowance for loan losses	(6,155)	(6,613)	(6,371)

Net loans	388,657	376,473	378,468

Premises and equipment	9,623	9,660	10,085
Other real estate held for sale	4,806	5,562	5,676
Other assets	13,310	14,286	15,966

TOTAL ASSETS	$492,373	$478,696	$500,774

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing deposits	$49,769	$41,264	$41,434
NOW, money market, checking	149,448	134,703	118,909
Savings	16,526	17,670	20,110
CDs<$100,000	114,215	96,977	90,573
CDs>$100,000	23,102	22,698	23,652
Brokered	46,607	73,467	111,106

Total deposits	399,667	386,779	405,784

Borrowings:
Federal Home Loan Bank	35,000	35,000	35,000
Other	1,069	1,069	1,140

Total borrowings	36,069	36,069	36,140
Other liabilities	1,853	1,966	2,619

Total liabilities	437,589	424,814	444,543

Shareholders’ equity:
Preferred stock — No par value:
Authorized 500,000 shares, 11,000 shares issued and outstanding	10,811	10,706	10,610
Common stock and additional paid in capital — No par value
Authorized - 18,000,000 shares
Issued and outstanding — 3,419,736 shares	43,525	43,525	43,509
Accumulated earnings (deficit)	(102)	(961)	1,236
Accumulated other comprehensive income	550	612	876

Total shareholders’ equity	54,784	53,882	56,231

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$492,373	$478,696	$500,774

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
(Dollars in thousands except per share data)	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$5,198	$5,227	$10,334	$10,418
Tax-exempt	37	47	79	99
Interest on securities:
Taxable	292	356	574	753
Tax-exempt	7	7	14	14
Other interest income	30	37	63	77

Total interest income	5,564	5,674	11,064	11,361

INTEREST EXPENSE:
Deposits	1,231	1,439	2,449	2,896
Borrowings	155	212	296	420

Total interest expense	1,386	1,651	2,745	3,316

Net interest income	4,178	4,023	8,319	8,045
Provision for loan losses	600	2,800	600	3,700

Net interest income after provision for loan losses	3,578	1,223	7,719	4,345

OTHER INCOME:
Service fees	219	252	436	474
Net security gains	—	—	—	215
Income from loans sold	1,070	309	1,385	625
Other	59	32	104	86

Total other income	1,348	593	1,925	1,400

OTHER EXPENSES:
Salaries and employee benefits	1,806	1,781	3,630	3,501
Occupancy	349	345	714	690
Furniture and equipment	221	197	415	391
Data processing	179	205	355	394
Professional service fees	232	161	385	334
Loan and deposit	252	198	431	466
ORE writedowns and (gains) losses on sale	(35)	1,845	432	1,993
FDIC insurance assessment	255	221	540	443
Telephone	58	45	109	92
Advertising	111	72	199	144
Other	301	260	578	511

Total other expenses	3,729	5,330	7,788	8,959

Income (Loss) before provision for income taxes	1,197	(3,514)	1,856	(3,214)
Provision for (benefit of) income taxes	402	(1,212)	616	(4,623)

NET INCOME (LOSS)	795	(2,302)	1,240	1,409

Preferred dividend and accretion of discount	192	186	381	371

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$603	$(2,488)	$859	$1,038

INCOME (LOSS) PER COMMON SHARE:
Basic	$.18	$(.73)	$.25	$.30

Diluted	$.17	$(.73)	$.25	$.30

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
LOAN PORTFOLIO AND CREDIT QUALITY
(Dollars in thousands)
Loan Portfolio Balances (at end of period):

	June 30,	December 31,	June 30,
	2011	2010	2010
Commercial Loans
Real estate — operators of nonresidential buildings	$59,587	$58,114	$50,000
Hospitality and tourism	33,467	37,737	43,883
Operators of nonresidential buildings	16,316	16,598	14,794
Real estate — operators of nonresidential buildings	14,909	15,857	20,727
Other	158,411	135,411	145,605

Total Commercial Loans	282,690	263,717	275,009

1-4 family residential real estate	79,013	75,074	71,613
Consumer	5,866	5,283	4,183
Construction
Commercial	23,062	33,330	27,219
Consumer	4,181	5,682	6,815

Total Loans	$394,812	$383,086	$384,839

Credit Quality (at end of period):

	June 30,	December 31,	June 30,
	2011	2010	2010
Nonperforming Assets :
Nonaccrual loans	$7,639	$5,921	$10,174
Loans past due 90 days or more	—	—	—
Restructured loans	1,802	4,642	869

Total nonperforming loans	9,441	10,563	11,043
Other real estate owned	4,806	5,562	5,676

Total nonperforming assets	$14,247	$16,125	$16,719

Nonperforming loans as a % of loans	2.39%	2.76%	2.87%

Nonperforming assets as a % of assets	2.89%	3.37%	3.34%

Reserve for Loan Losses:
At period end	$6,155	$6,613	$6,371

As a % of loans	1.56%	1.73%	1.66%

As a % of nonperforming loans	65.19%	62.61%	57.69%

As a % of nonaccrual loans	80.57%	111.69%	62.62%

Texas ratio	23.38%	26.66%	26.71%

Charge-off Information (year to date):
Average loans	$379,153	$384,347	$383,398

Net charge-offs	1,058	5,112	2,554

Charge-offs as a % of average loans	.28%	1.33%	.67%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
BALANCE SHEET (Dollars in thousands)
Total loans	$394,812	$374,609	$383,086	$382,727	$384,839
Allowance for loan losses	(6,155)	(6,184)	(6,613)	(5,437)	(6,371)

Total loans, net	388,657	368,425	376,473	377,290	378,468
Intangible assets	—	—	—	—	—
Total assets	492,373	492,790	478,696	499,006	500,774
Core deposits	329,958	315,638	290,614	287,055	271,026
Noncore deposits (1)	69,709	85,145	96,165	117,469	134,758

Total deposits	399,667	400,783	386,779	404,524	405,784
Total borrowings	36,069	36,069	36,069	36,069	36,140
Common shareholders’ equity	43,973	43,340	43,176	45,329	45,621
Total shareholders’ equity	54,784	54,097	53,882	55,987	56,231
Total shares outstanding	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736

AVERAGE BALANCES (Dollars in thousands)

Assets	$494,481	$478,861	$488,320	$512,335	$502,942
Loans	378,250	380,066	385,296	385,268	382,169
Deposits	401,549	386,743	393,266	416,847	405,449
Common equity	43,363	43,147	44,339	46,041	47,310
Equity	54,138	53,870	55,015	56,668	57,889

INCOME STATEMENT (Dollars in thousands)

Net interest income	$4,178	$4,141	$4,276	$4,064	$4,023
Provision for loan losses	600	—	1,800	1,000	2,800

Net interest income after provision	3,578	4,141	2,476	3,064	1,223
Total other income	1,348	577	747	648	593
Total other expense	3,729	4,059	4,037	3,601	5,330

Income before taxes	1,197	659	(814)	111	(3,514)
Provision for (benefit of) income taxes	402	214	1,093	30	(1,212)

Net income	795	445	(1,907)	81	(2,302)

Preferred dividend expense	192	189	185	185	186

Net income (loss) available to common shareholders	$603	$256	$(2,092)	$(104)	$(2,488)

PER SHARE DATA

Earnings	$.18	$.07	$(.61)	$(.03)	$(.73)
Book value per common share	12.86	12.67	12.63	13.26	13.34
Market value, closing price	6.00	6.02	4.58	5.10	6.50

ASSET QUALITY RATIOS

Nonperforming loans/total loans	2.39%	2.66%	2.76%	2.94%	2.87%
Nonperforming assets/total assets	2.89	3.05	3.37	3.41	3.34
Allowance for loan losses/total loans	1.56	1.65	1.73	1.42	1.66
Allowance for loan losses/nonperforming loans	65.19	62.06	62.61	48.34	57.69
Texas ratio (2)	23.38	24.96	26.66	27.68	26.71

PROFITABILITY RATIOS

Return on average assets	.49%	.22%	(1.70)%	(.08)%	(1.98)%
Return on average common equity	5.58	2.40	(18.72)	(.90)	(21.09)
Return on average equity	4.47	1.92	(15.09)	(.73)	(17.24)
Net interest margin	3.79	3.92	3.88	3.69	3.56
Efficiency ratio	67.84	75.73	65.05	75.98	76.04
Average loans/average deposits	94.20	98.27	97.97	92.42	94.26

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	9.50%	9.70%	9.25%	9.22%	9.38%
Tier 1 capital to risk weighted assets	11.40	11.61	11.36	11.73	11.65
Total capital to risk weighted assets	12.66	12.86	12.62	12.98	12.91
Average equity/average assets	10.95	11.25	11.27	11.06	11.51
Tangible equity/tangible assets	10.95	11.25	11.27	11.06	11.51

(1)	Noncore deposits includes Internet CDs, brokered deposits and CDs greater than $100,000

(2)	Texas ratio equals nonperforming assets divided by shareholders’ equity plus allowance for loan losses

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL HIGHLIGHTS